Exhibit 99.(l)(1)

CONSENT OF INDEPENDENT AUDITOR

We consent to the incorporation by reference in this Registration Statement No. 333-292334 on Form N-4 of our report dated March 31, 2026, relating to the statutory-basis financial statements of Empower Annuity Insurance Company of America. We also consent to the reference to us under the heading "Independent Auditor" in such Registration Statement.

/s/ Deloitte & Touche LLP

Denver, Colorado

April 21, 2026